EXHIBIT 99.1

Date:	November 5, 2012
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

- Company reports strong third quarter sales growth; expects to meet 2012 guidance, including EBITDA growth of 15% to 23% -

-  Company to host conference call at 4:45 p.m. ET on November 5, 2012 -

East Rutherford, NJ – November 5, 2012 – Cambrex Corporation (NYSE: CBM) reports results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

-	Reported sales increased by 2.8%, and excluding the impact of foreign currency, sales increased 6.9% compared to the same period last year.

-	EBITDA decreased 13.6% to $9.6 million, compared to $11.1 million in the same period last year.

-
Debt, net of cash was $34.5 million at the end of the quarter, an improvement of $23.7 million during the quarter which included $11.0 million of advances related to a recently announced new supply agreement, and a positive $1.0 million currency impact on foreign cash balances.

“We had a strong quarter as sales increased across virtually all of our product categories, with record quarterly cash flow, and excellent working capital results,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex. “During the quarter, we were pleased to announce a significant new agreement to supply an active pharmaceutical ingredient for a customer’s Phase 3 program, which is expected to contribute more than $20 million in sales in 2013 and potentially more in 2014. We continue to see positive industry trends, remain confident in our full year 2012 sales and profit guidance and believe we are well positioned for continued growth in 2013 and beyond.”

Third Quarter 2012 Operating Results – Continuing Operations

Sales of $59.8 million were 2.8% higher compared to the same period last year, despite the unfavorable impact of foreign exchange of 4.1%.  This increase was primarily due to higher custom development revenues and higher volumes of generic active pharmaceutical ingredients partially offset by lower pricing.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Gross margins increased to 31.0% from 30.6% in the same period last year, despite the unfavorable impact of foreign exchange of 2.0%.  This increase is due to favorable product mix and lower production costs partially offset by lower pricing.

Selling, general and administrative expenses were $11.9 million compared to $9.8 million in the same period last year.  The increase was primarily the result of higher expenses related to performance-based stock compensation, which increased as a result of the Company’s recent performance compared to its peer group and the Company’s higher share price, and accruals for higher annual incentive awards partially offset by favorable foreign exchange.

Operating profit was $4.3 million compared to $5.4 million in the same period last year.  The unfavorable impact of foreign exchange, lower pricing and higher operating expenses more than offset the favorable impact of higher sales volumes.  EBITDA was $9.6 million, compared to $11.1 million in the same period last year.

           Net interest expense was flat at $0.6 million for both the third quarters of 2012 and 2011. Higher interest rates were offset by lower average debt.  The average interest rate on debt was 2.3% compared to 1.5% in the same period last year.

Equity in losses of partially-owned affiliates was $0.6 million compared to $0.5 million in the same period last year, for the Company’s share of losses in Zenara Pharma (Zenara), a pharmaceutical company focused on the formulation of finished dosage form products.  Cambrex owns a 51% stake in Zenara.  The Company’s share of Zenara’s losses includes $0.2 million and $0.3 million of non-cash amortization expense in the third quarters of 2012 and 2011, respectively.

The provision for income taxes totaled $1.0 million and resulted in an effective tax rate of 32.5% in the quarter, which was higher compared to the same period last year due to an increase in tax reserves partially offset by an increase in profitability in the U.S. where the Company is able to utilize tax attributes to offset domestic tax expense.

Income from continuing operations for the third quarter of 2012 was $2.0 million or $0.07 per share compared to $3.1 million or $0.10 per share in the same period last year.

Capital expenditures and depreciation were both $5.3 million compared to $4.7 million and $5.7 million in the same period last year, respectively.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Guidance – Continuing Operations

The Company is reaffirming its sales and EBITDA guidance for 2012. It continues to expect that full year 2012 sales, excluding the impact of foreign currency, will increase between 10% and 13% over 2011, and that full year 2012 EBITDA will be between $54 and $58 million, an increase of 15% to 23% over 2011.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The Company is also reaffirming its guidance regarding depreciation expense, which it expects to be between $21 and $23 million in 2012.

This financial guidance does not reflect the company’s stake in Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.  Cambrex’s income statement reflects 51% of Zenara’s net results within Equity in Losses of Partially-Owned Affiliates.  For 2012, the Company continues to expect Zenara to have revenues in the low single digit millions and a small EBITDA loss.

The Company is decreasing its guidance for its full year 2012 capital expenditures to between $27 and $30 million, as certain expenditures in connection with a capital expansion project to support a new customer’s Phase 3 product candidate and other important growth initiatives are now expected to occur in early 2013.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s third quarter 2012 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s third quarter 2012 results will begin at 4:45 p.m. Eastern Time on Monday, November 5, 2012 and last approximately 45 minutes.  Those wishing to participate should call 1-888-430-8705 for domestic and +719-325-2455 for international.  Please use the pass code 1704787 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Monday, November 12, 2012 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 1704787 to access the replay.

Forward Looking Statements

This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Guidance – Continuing Operations,” including the Company’s expectation that full year 2012 sales, excluding the impact of foreign currency, will increase between 10% and 13% versus 2011, that our new supply agreement will contribute $20 million in 2013 and potentially more in 2014, that full year 2012 EBITDA will be between $54 and $58 million, that Zenara will have revenues in the low single digit millions and a small EBITDA loss, that capital expenditures will be approximately $27 to $30

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

million and that depreciation will be $21 to $23 million in 2012.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, governmental legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products, as well as risks relating to the Company’s new supply agreement including that the Company will expend significant resources to expand its manufacturing facilities without any assurance that the new agreement will generate any revenue beyond revenue that would be earned under termination provisions within the agreement, that the customer’s product candidate will be successful in Phase 3 trials or obtain the necessary regulatory approvals to commercialize the product candidate, that the customer’s Phase 3 program will not be terminated early, that anticipated quantities will not be meaningfully reduced, that the planned Phase 3 and pre-launch activities will proceed on the timeline anticipated, if at all, that the Company’s expansion will proceed on the anticipated timeline without disruption to existing customers or our new customer and without disruption to the Company’s and its customers’ ability to meet key product delivery milestones.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the Forward-Looking Statement sections therein, and other filings with the U.S. Securities and Exchange Commission.  We caution investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Use of Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes it is useful to investors because it is a common operating performance metric as well as a metric routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation from U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended September 30, 2012 and 2011
(in thousands, except per-share data)

	2012		2011
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$59,841		$58,203
Commissions, Allowances and Rebates	456		412
Net Sales	59,385		57,791
Other	(175)		1,364
Net Revenues	59,210		59,155
Cost of Goods Sold	40,679	68.0%	41,326	71.0%

Gross Profit	18,531	31.0%	17,829	30.6%

Operating Expenses
Selling, General and Administrative Expenses	11,910	19.9%	9,818	16.9%
Research and Development Expenses	2,347	3.9%	2,615	4.5%
Total Operating Expenses	14,257	23.8%	12,433	21.4%

Operating Profit	4,274	7.1%	5,396	9.3%

Other Expenses:
Interest Expense, net	576		564
Other Expenses, net	72		14
Equity in Losses of Partially-Owned Affliliates	630		497

Income Before Income Taxes	2,996	5.0%	4,321	7.4%

Provision for Income Taxes	975		1,227

Income from Continuing Operations	$2,021	3.4%	$3,094	5.3%

Loss from Discontinued Operations, Net of Tax	(332)		(333)

Net Income	$1,689	2.8%	$2,761	4.7%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.07		$0.10
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.06		$0.09

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.07		$0.10
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.06		$0.09

Weighted Average Shares Outstanding
Basic	29,711		29,483
Diluted	30,587		29,528

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Nine Months Ended September 30, 2012 and 2011
(in thousands, except per-share data)

	2012		2011
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$207,542		$187,341
Commissions, Allowances and Rebates	1,772		1,226
Net Sales	205,770		186,115
Other	801		2,007
Net Revenues	206,571		188,122
Cost of Goods Sold	137,167	66.1%	133,781	71.4%

Gross Profit	69,404	33.4%	54,341	29.0%

Operating Expenses
Selling, General and Administrative Expenses	33,829	16.3%	28,097	15.0%
Research and Development Expenses	7,297	3.5%	8,247	4.4%
Total Operating Expenses	41,126	19.8%	36,344	19.4%

Operating Profit	28,278	13.6%	17,997	9.6%

Other Expenses/(Income):
Interest Expense, net	1,905		1,742
Other Expenses/(Income), net	96		(271)
Equity in Losses of Partially-Owned Affliliates	1,221		1,164

Income Before Income Taxes	25,056	12.1%	15,362	8.2%

Provision for Income Taxes	6,069		4,656

Income from Continuing Operations	$18,987	9.1%	$10,706	5.7%

Loss from Discontinued Operations, Net of Tax	(332)		(479)

Net Income	$18,655	9.0%	$10,227	5.5%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.64		$0.36
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.63		$0.35

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.63		$0.36
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.62		$0.35

Weighted Average Shares Outstanding
Basic	29,645		29,450
Diluted	30,140		29,517

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of September 30, 2012 and December 31, 2011
(in thousands)

	September 30,	December 31,
Assets	2012	2011

Cash and Cash Equivalents	$33,517	$31,921
Trade Receivables, net	35,561	36,510
Inventories, net	69,465	62,095
Prepaid Expenses and Other Current Assets	6,666	6,083
Total Current Assets	145,209	136,609

Property, Plant and Equipment, net	138,794	139,628
Goodwill	36,711	36,731
Intangible Assets, net	4,071	4,261
Investments in and Advances to Partially-Owned Affliliates	15,415	15,090
Other Non-Current Assets	3,008	3,425

Total Assets	$343,208	$335,744

Liabilities and Stockholders' Equity

Accounts Payable	$19,159	$21,200
Deferred Revenue	11,966	425
Accrued Expenses and Other Current Liabilities	44,117	37,508
Total Current Liabilities	75,242	59,133

Long-Term Debt	68,000	98,000
Deferred Income Taxes	15,741	16,243
Accrued Pension Benefits	50,613	52,089
Other Non-Current Liabilities	10,345	9,938

Total Liabilities	$219,941	$235,403

Stockholders' Equity	$123,267	$100,341

Total Liabilities and Stockholders' Equity	$343,208	$335,744

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters and Nine Months Ended September 30, 2012 and 2011
(in thousands)

	Third Quarter 2012	Third Quarter 2011

Operating Profit	$4,274	$5,396

Depreciation and Amortization	5,324	5,718

EBITDA	$9,598	$11,114

	Nine Months 2012	Nine Months 2011

Operating Profit	$28,278	$17,997

Depreciation and Amortization	16,134	17,321

EBITDA	$44,412	$35,318

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com